SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 18, 2015

One Horizon Group, Inc.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-10822	46-3561419
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

T1-017 Tierney Building, University of Limerick, Limerick, Ireland.
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

+353-61-518477
 (ISSUER TELEPHONE NUMBER)

Copies to:

Hunter Taubman Fischer LLC
1450 Broadway, 26th Floor
New York, NY 10018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01. Other Events

On August 13, 2015, One Horizon Group, Inc. (the “Company”,  “OHGI”, “We” or “us”) filed a Current Report on Form 8-K (the “Form 8-K”) to disclose that on August 10, 2015 (the “Closing Date”), in connection with an Underwriting Agreement dated August 4, 2015 (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis”), as representative of the several underwriters named therein (the “Underwriters”), the Company closed a firm commitment underwritten public offering (the “Offering”) of 1,714,286 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase up to an aggregate of 857,143 shares of its Common Stock at a combined offering price of $1.75 per share and accompanying Warrant. Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option for a period of 45 days to purchase up to 257,142 additional shares of Common Stock and/or 128,571 additional Warrants, in each case, solely to cover over-allotments, if any.

On September 18, 2015, Aegis exercised its over-allotment option to purchase an additional 151,928 shares of Common Stock and 75,964 Warrants at the public offering price of $1.75 per share and accompanying Warrant, less underwriting discounts. As a result, the Company issued a total of 1,866,214 shares and 985,714 Warrants (including 52,607 over-allotment Warrants issued on August 10, 2015) in the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: September 21, 2015	By:	/s/ Brian Collins
Brian Collins
Chief Executive Office and President